Exhibit 99.1

TERMINATION AGREEMENT

This Termination Agreement (“Termination Agreement”) is made and entered into as of September 20, 2017, by and among Privet Fund LP, Privet Fund Management LLC, Ryan Levenson, James Henderson, General Lance Lord, and Ben Rosenzweig (each a “Party,” and collectively the “Parties”). Reference is hereby made to the Statement of Beneficial Ownership on Schedule 13D filed with the Securities and Exchange Commission by the Parties (as amended to date, the “Schedule 13D”).

WHEREAS, the Parties entered into a Joint Filing and Solicitation Agreement, dated July 5, 2016 (the “Joint Filing Agreement”), pursuant to which the Parties agreed, among other things, to prepare jointly and file timely the Schedule 13D with respect to their respective beneficial ownership of the common stock, par value $1.00 per share, of Frequency Electronics, Inc., a Delaware corporation (the “Common Stock”); and

WHEREAS, the Parties now mutually desire to terminate the Joint Filing Agreement and their participation as members of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Act”).

NOW, THEREFORE, the Parties hereby agree as follows:

1. Termination of Joint Filing Agreement. The Joint Filing Agreement is hereby terminated and each of the Parties hereby expressly acknowledges and confirms that, as of the date hereof, the Joint Filing Agreement has been terminated and ceases to be of further effect.

2. Termination of Group. Each of the Parties hereby acknowledges and confirms that their participation as a member of a “group” within the meaning of Section 13(d)(3) of the Act as previously disclosed in the Schedule 13D be and herby is terminated.

3. Further Amendments to Schedule 13D. From and after the date hereof, no Party shall have any obligation to file any amendment to the Schedule 13D that may be required, in accordance with the rules and regulations promulgated under the Act, with respect to the Common Stock, except on such Party’s own behalf or pursuant to such other agreements as such Party may enter.

4. Release and Discharge. Each of the Parties hereby mutually and unconditionally releases and discharges the other Parties, as applicable from all obligations under the Joint Filing Agreement to which each is a party.

5. Counterparts. This Termination Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the date first set forth above.

PRIVET FUND LP

By: Privet Fund Management LLC,
Its General Partner

By:	/s/ Ryan Levenson
Name: Ryan Levenson
Its: Managing Member

PRIVET FUND MANAGEMENT LLC

By:	/s/ Ryan Levenson
Name: Ryan Levenson
Its: Managing Member

/s/ Ryan Levenson
Ryan Levenson

/s/ Ben Rosenzweig
Ben Rosenzweig

/s/ General Lance Lord
General Lance Lord

/s/ James Henderson
James Henderson